EXHIBIT 99.1

Terra Tech Corp. Announces Sale of Western Avenue, Nevada Retail Dispensary for $6.25 million

IRVINE, Calif. July 12, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, is pleased to announce it has agreed to sell 100% of the assets of its cannabis dispensary located at 1921 Western Avenue in Las Vegas, to Exhale Brands Nevada, for a total consideration of $6,250,000.

Located adjacent to the Las Vegas Strip, the 3,900 square foot facility for the Western Avenue dispensary was initially opened by Terra Tech in April of 2015. Terra Tech is confident that a sale is the best way to realize value for shareholders, given the significant increase in value the property has seen since it was purchased by the Company.

Terra Tech retains a significant, focused presence in the Nevada market, to which it remains committed. The Company operates its Blüm, Desert Inn Road and Blüm, Decatur Boulevard dispensaries, both of which are located in Las Vegas, as well as its Blüm Reno dispensary, in Northwest Nevada. The Company also recently opened a new, 30,000 square foot cultivation facility in Sparks, Nevada and is awaiting State approval for a 15,000 square foot extraction lab in Reno, Nevada, both of which it owns 50%, which is expected to drive a ramp in production of its premium quality cannabis for the medical and adult-use markets.

As owners of medical and adult-use cannabis business licenses in Las Vegas associated with these dispensaries, the Company has the ability to apply for additional licenses based on its grandfather status. The company will be pursuing additional permits in new locations with better proximity to major tourist attractions in Las Vegas.

Derek Peterson, CEO of Terra Tech, commented, “The valuation of the Blüm Western Avenue location has increased significantly since the store opened, driven primarily by our ability to secure a business license that enables it to operate as a cannabis dispensary. We are pleased to monetize this asset and lock in these gains as the revenues generated from this property are immaterial to our overall business. Since Nevada’s legislations state that only existing medical cannabis establishment certificate holders can apply for a retail cannabis licenses, we have the option to apply for the further business licenses in Nevada if we want. Furthermore, this transaction provides the company with additional resources to continue to fund and scale the business as it enters its next phase of growth. Terra Tech is well positioned to build on its strong momentum through increased brand recognition and our investments in infrastructure. Our other dispensaries continue to perform well and, as we ramp our cultivation and production capabilities, we also expect to see strengthening sales of our wholesale IVXX™ branded cannabis products.”

We anticipate the closing of the transaction within 90 days, pending all state and local jurisdictional approvals.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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